UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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PRAXAIR, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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39 Old Ridgebury Road, Danbury, CT 06810-5113

Praxair is submitting a Stockholder Protection Rights Agreement ("Rights Plan") to a shareholder vote at its Annual Meeting of shareholders on April 27, 2004. Details of the proposed Rights Plan can be found in Praxair's proxy statement filed with the SEC on March 15, 2004. This proxy statement is also posted on the company's public website, www.praxair.com, and has been distributed to shareholders eligible to vote at the meeting.

Among the features of the proposed Rights Plan is a requirement that a committee of Praxair's independent directors "evaluate the Agreement annually to determine whether it continues to be in the best interests of the Company's stockholders......"

In response to questions about this proposal, Praxair has said that:

Among the subjects of this annual review will be consideration of whether the present threshold for calling a special meeting is appropriate in view of the ownership profile of the company.

Under the Rights Plan, as proposed, a special meeting to vote on a "Qualifying Offer" will be held if requested by shareholders representing a majority of the shares outstanding.

39 Old Ridgebury Road, Danbury, CT 06810-5113

[Addressee]

Subject:    Praxair, Inc. Shareholder Proposal for 4/27/04 Annual Meeting—Rights Plan

We wish to alert you to a very important and non-routine matter on which you are being asked to vote.

As outlined in our Proxy Statement filed on 3/15/04, Praxair's shareholders are being given the opportunity to vote on a new rights plan which is proposed by the company at the direction of its Board of Directors. We ask that you vote in favor of this plan. Our independent Board believes that the plan, as proposed, offers important benefits to shareholders in the event of a hostile and inadequate offer to acquire the company, without the disadvantages of more traditional rights plans.

In the interest of good corporate governance and shareholder relations, we are taking the progressive approach of submitting the plan to a shareholder vote.

By way of history, at Praxair's 4/22/03 shareholder meeting, a majority of shareholders approved a proposal calling for the termination of the existing Rights Plan, and recommending that any future rights plan be submitted for a shareholder vote. In December, our Board announced that it had terminated that Rights Plan, such termination to be effective on 5/3/2004, eight years early. Our Board also adopted a policy covering submission of any future rights plan to our shareholders.

Praxair's Board has determined that a well structured rights plan would benefit shareholders' interests. The Board directed management to develop a plan that would allow the company the opportunity to maximize shareholder value in the event of a hostile but inadequate offer, but would not remain in place indefinitely if the shareholders voted to accept an adequate offer. Over the last several months we have consulted with many of our large institutional shareholders, with proxy advisors, and with thought leaders in this area, and we believe that the progressive features of the proposed plan are responsive to both the objectives and concerns of shareholders.

The terms of this plan, which are fully outlined in our Proxy Statement, in conjunction with Praxair's excellent corporate governance record and financial performance, merit your thoughtful consideration and vote on this issue. We are available to answer any questions or discuss any of the issues.

Thank you for your ongoing support of Praxair.

Liz Hirsch
Director, Investor Relations
203-837-2354